Exhibit 10.2

AMENDED AND RESTATED
EXECUTIVE EMPLOYMENT AGREEMENT

The Executive Employment Agreement (the “Agreement”) is made and entered as of the 1st day of September, 2001, by and between International Microcomputer Software, Inc., a California corporation, (“IMSI”) and Gordon A. Landies (“Executive”).

Whereas, IMSI desires to retain the services of Executive in an active executive capacity and Executive is willing to accept employment by IMSI on the terms and subject to the conditions set forth in this Agreement;

NOW, THEREFORE, in consideration of the premises and the covenants contained herein, the Parties agree as follows:

1. Employment - IMSI hereby hires Executive as President of IMSI with overall responsibility for IMSI’s profitability and operations.

2. Compensation - IMSI shall compensate Executive as follows:

(a)
Base Salary - Effective April 1, 2004, IMSI shall pay Executive $195,000 per year ($16,250 per month) in salary payable on the 15th and the last day of each month. Executive’s salary will be further adjusted based upon review by the Board of Directors of Executive’s performance at least once each fiscal year and after each major acquisition made by the company.

(b)
Options - Effective September 1, 2001, Executive was granted warrants to purchase 350,000 shares of Common Stock at a price of $0.26 per share. In the event that the majority control of IMSI changes or Executive is terminated without cause, all warrants held by Executive shall immediately vest and the right to exercise them shall survive for three years thereafter. Warrants shall vest pro rata monthly over 24 months, commencing in the month of September, 2001.

(c)
Bonuses - Executive may earn a bonus of up to 100% of base pay based upon performance of the Company and improvement of the Company’s financial condition. Executive will earn this bonus quarterly based upon criteria approved by the CEO or Board of IMSI. In the event the Company reaches the Operating, Net Income or Balance Sheet goal for the then-current fiscal year, any unearned bonuses from previous quarters in that fiscal year shall be payable to Executive 45 days after the end of the fiscal year. During each fiscal year of employment Executive will earn a cash bonus of a) $100,000 for the sale of any asset, company or product line of the company in which the net sales price is in excess of $2,000,000 but less than $5,000,000; b) 2.0% for the sale of any asset, company or product line of the company in which the net sales price is in excess of $5,000,000. Payment of bonuses from the sale of assets, products or companies shall be made to Executive 15 days after the sale of such assets.

In the event of a sale, merger or consolidation of the Company with or into another entity or any other corporate reorganization which results in a net share amount greater than $1.50, Employee earns a bonus of $150,000, which becomes immediately payable

(d)
Executive Benefits - Executive shall have the right to participate in any and all health benefits, executive retirement income and welfare benefit plans, policies, programs, agreements or arrangements generally made available from time to time to salaried executives and/or other executives of IMSI which shall include, at a minimum, medical and dental insurance (the premiums for which shall be paid in full by IMSI) and other benefits which are presently in effect for executives of IMSI. Executive shall be entitled to thirty (30) days’ vacation time each year without loss of compensation. In the event Executive is unable to take the total amount of vacation time authorized herein during any year, he may accrue that time and add it to vacation time for the following year. Executive’s spe-cific rights under any of the Executive Benefits, however, shall be governed by the terms, provisions and conditions of the underlying plans, policies, programs, agreements or arrangements relating to the particular Executive Benefits, except as specifically provided otherwise in this Agreement. At Executive’s option IMSI shall pay Executive the amount of the premium for medical and dental insurance so that Executive can maintain and pay for health and dental insurance directly.

(e)
Incentive Plans - Executive shall be covered under and participate in any incentive compensation, bonus, discretionary pay, or performance award plans, programs, polices, arrangements, or any stock option or stock appreciation rights plans which IMSI may have or put into effect for its execu-tives (Incentive Plans).

3. Termination of Employment - IMSI may terminate Executive’s employment at any time with or without cause. The following termination provisions shall survive termination of Executive’s employment and can only be modified by a subsequent written agreement executed by Executive and IMSI:

(a) Termination Without Cause - Termination without cause shall include, but not be limited to, IMSI or its successors choosing to substantially alter the position, geographic location or responsibilities of Executive during the term of this Agreement. In the event a significant part of the companies assets are sold, Executive’s respsonsibilites will have been deemed to be altered. Termination without cause shall result in IMSI paying full compensation to Executive for a minimum of twenty four (24) months and Executive Benefits and Incentive Plans shall also be paid for a period of twenty four (24) months and will be paid to Executive on a normally scheduled basis. Any, and all, unvested Incentive Stock Option (“ISO”) options or warrants which have been duly granted by the Company to Employee become immediately exercisable, any other provision of the Incentive Stock Option agreement notwithstanding.

(b) Termination by IMSI For Cause - IMSI may terminate Executive’s employment for cause by giving ninety (90) days’ written notice to Employee. For purposes of this Agreement, “for cause” shall be limited to the following: Conviction by a court of competent jurisdiction of any crime constituting a felony under the criminal laws of the jurisdiction in which the conviction is entered.

(c) Termination by Executive - Executive may terminate his employment with IMSI at any time with or without cause. In any such case, IMSI shall continue to pay his medical and dental benefits for twelve (12) months after termination.

4. Trade Secrets - Executive acknowledges that IMSI possesses and will continue to develop and acquire valuable Proprietary Information. The value of that Proprietary Information depends on it remaining confidential. IMSI depends on Executive to maintain that confidentiality, and Executive accepts that position of trust. Executive agrees, upon leaving employment with IMSI for any reason, to promptly deliver to IMSI all material documents, including but not limited to writings and computer data, in Executive's possession, custody, or under Executive's control containing or disclosing Proprietary Information.

5. Conflicts with Other Activities - Executive agrees that his employment with IMSI is requires substantial attention and effort. Therefore, while employed by IMSI, Executive will not, without IMSI's consent, engage in any activity directly competitive with IMSI . It is agreed that Executive is an owner in GL Ventures, Inc., which provides business consulting for technology and internet companies. Executive agrees that such consulting will not be competitive with IMSI.

6. Additional Provisions Relating to Payments - If IMSI finds that, at the time any payment is due under this Agreement, Executive is unable to care for his affairs because of illness or accident, payment (unless a duly qualified guardian or other legal representative of Executive has made IMSI an ear-lier claim for it) may be paid to any individual deemed by IMSI to be maintaining Executive or responsible for Executive’s maintenance, and any such payment shall be deemed to be payment for the Executive’s account and shall be a complete discharge of any liability under this Agreement. IMSI will honor any request made prior to his disability by Executive regarding such payments. IMSI may withhold from any amounts payable under this Agreement all federal, state, city or other taxes as required under any law or government regulation or ruling.

7. Governing Law - This Agreement shall be construed and its performance enforced in accordance with the laws of the State of California, excluding its choice of law provisions.

8. Modifications - Any and all modifications, amendments, or additions to this Agreement shall be in writing. Similarly, any and all waivers of any terms of this Agreement shall be in writing. Any and all oral modifications, amendments, additions, and/or waivers shall be unenforceable.

9. Severability - If a court of competent jurisdiction or arbitrator finds that one or more provisions of this Agreement is or are illegal or unenforceable, the remaining provisions of this Agreement shall re-main in full force and effect as if such provision or provisions never existed.

10. Waiver - No Party's right to require performance of another Party's obligations under this Agree-ment shall be affected by any previous delay in enforcing such right, express waiver of prior similar right to require performance, or course of dealing.

11. Integration Clause - This Agreement contains the entire agree-ment of the Parties relating to the subject matter of this Agreement. The Parties have made no agreements, representations, or warranties re-lating to the subject matter of these Agreements that are not stated herein.

12. Interpretation of this Agreement - The Parties acknowledge that they and their attorneys have had an opportunity to review this Agreement in detail and to comment on and draft any and all addi-tional terms or modifications to this Agreement. Accordingly, the Parties agree that this Agreement shall not be interpreted against any Party under California Civil Code § 1654 because the attorney for that Party drafted this Agreement or any provision of this Agreement.

13. Successors - Should any change in IMSI ownership or structure occur, this Agreement shall survive and inure to the benefit of and be binding on the legal representatives, successors and assigns of the parties.

14. Special Indemnity - IMSI hereby agrees to hold harmless and indemnify Executive to the full extent authorized or permitted by law, as such may be amended from time to time, and by the Articles of Incorporation and Bylaws of IMSI, as such may be amended. IMSI shall purchase and maintain a policy or policies of directors' and officers' liability insurance ("D & O Insurance") to cover liabilities which may be incurred by its officers or directors in the performance of their obligations to IMSI, and IMSI shall include Executive within such policy.

15. Notices. Notices under this Agreement shall be sufficient only if sent (a) by overnight courier, or (b) by facsimile or other electronic means and by U. S. Mail, or (c) personally delivered to the other Party. Notices shall be addressed as follows:

To IMSI: International Microcomputer Software, Inc. 75 Rowland Way Novato, CA 94945 Attn: Martin Wade, CEO Fax: 415-897-2544
To Executive:
Gordon Landies
35 Woodside Court
Novato, CA 94947
Fax: 415-897-2544

With a copy to:
Vince Tricarico
Clark and Trevithick
800 Wilshire Boulevard, 12th Floor
Los Angeles CA 90017
Fax: 310/624 9441
Tel: 310/629 5700

Any Party may change the above information by giving written notice as set forth above.

16. Counterparts. This Agreement may executed in one or more counterparts, each of which shall be deemed to be an original, but all of which together shall constitute one and the only Agreement.

IN WITNESS WHEREOF, the Parties have executed this Agreement this 1st day of May , 2005, but as of September 1, 2001.

International Microcomputer Software, Inc. /s/ MARTIN WADE III Martin Wade III Chief Executive Office	/s/ GORDON LANDIES Gordon A. Landies

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